Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-199114 of our report dated May 9, 2014 relating to the consolidated financial statements of Sutherland Asset Management Corporation and Subsidiaries (which report expresses an unmodified opinion and includes an explanatory paragraph relating to the change in basis of accounting from investment company to operating company) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
January 2, 2015